NON-EXCLUSIVE SALES, DISTRIBUTION, MANUFACTURING AND LICENSE AGREEMENT

This Non-exclusive Sales, Distribution, Manufacturing and License Agreement (“Agreement”) is made and entered into this 21 day of May, 2014 (the “Effective Date”), by and between Petrosonic Energy, Inc., a Nevada corporation (“Licensor”), and Kuai Le GU, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee sometimes hereinafter referred to as the “parties.”

WITNESSETH

WHEREAS, Licensor owns or has licensed rights (with the right to grant sublicenses) in the Patent Rights (as defined below) and Know-How (as defined below); and

WHEREAS, Licensee desires to obtain an non-exclusive license from Licensor in and under the Patent Rights and Know-How; and

WHEREAS, Licensor is willing to grant such a license to Licensee upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agre as follows:

Article 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliates” of an entity means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.2 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.3 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.4 “Developments” means inventions, patents and patent rights not included in the Patent Rights that are conceived, discovered, invented, developed, created, made or reduced to practice by Licensor during the Term. For the avoidance of doubt, the term Developments does not include inventions, patents and Patent Rights obtained by Licensor from any third party.

1.5 “Environmental Claim” shall mean, with respect to any person or entity, any notice; claim; administrative, regulatory or judicial action, suit, judgment or demand; or other written communication applicable to the Technology (as defined below) by any other person or entity (including, without limitation, any government authority) alleging or asserting such person’s or entity’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property of such person or entity, personal injuries or death, losses, fines or penalties arising out of, based on or resulting from (a) the presence, Use (as defined below), Release (as defined below) or threatened Release into the environment of any Hazardous Material (as defined below) at any location, whether or not owned by such person or entity, or (b) any fact, circumstance, condition or occurrence forming the basis of any violation or alleged violation of any Environmental Law (as defined below).

1.6 “Environmental Laws” shall mean any and all Laws (as defined below) applicable to the Project relating to the indoor or outdoor environment, or to the health or safety of natural persons affected by the environment, or to the Release or threatened Release of Hazardous Materials into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata, or otherwise relating to the Use of Hazardous Materials, whether now or hereafter in effect.

1.7 “Field” means the treatment and upgrading of heavy oil.

1.8 “GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated herein, financial terms will be calculated using GAAP.

1.9 “Hazardous Material” shall mean any of the following: any chemicals, materials, substances or wastes that are now or hereafter become (a) defined or listed as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or terms of similar import under any Environmental Law, and (b) prohibited, limited or regulated under any Environmental Law.

1.10 “Know-How” means all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by Licensor as of the Effective Date that relates to the Technology or to any of the subject matter described in or claimed by the Patent Rights and is relevant to the Field.

1.11 “Laws” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

1.12 “Patent Rights” means (a) the patent applications and patents identified on Exhibit A attached hereto and any patents that issue on said applications and the foreign equivalents thereof and (b) all provisionals, divisions, substitutions, continuations, continuations-in-part to the extent any claims thereof are fully supported by another patent application identified in clause (a), renewals claiming priority in whole or in part to a patent or patent application identified in clause (a), extensions, reissues, reexaminations and the like of any of the patents identified in the foregoing clause (a) and the foreign equivalents thereof.

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1.13 “Related Party” means Licensee, its Affiliates and their respective sublicensees, as applicable; provided, however, that a manufacturer that is sublicensed by Licensee solely for the purpose of manufacturing (and not for the purpose of developing, marketing or selling) the Technology for Licensee and whose Patent Rights are not controlled by Licensee shall not be considered a Related Party.

1.14 “Release” shall mean, with respect to any Hazardous Material, any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the indoor or outdoor environment, including, without limitation, the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata.

1.15 “Technology” means, singularly or jointly, Licensor’s heavy oil processing and treatment technologies commonly known as “Sonoprocess Heavy Oil Processing Technology” and “Heavy Oil Emulsification Technology”, and any and all adaptations, modifications, improvements and/or derivative works thereof from and after the Effective Date, whether developed, performed or acquired by Licensor, or by Licensee pursuant to the license granted by this Agreement.

1.16 “Term” has the meaning set forth in Section 8.1.

1.17 “Territory” means the People’s Republic of China (which includes Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan), and the Republic of Indonesia and Federation of Malaysia.

1.18 “Third Party” means an entity other than Licensor and its Affiliates, and Licensee and its Related Parties.

1.19 “Use” means, with respect to any Hazardous Material and with respect to any person or entity, the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage or disposal of such Hazardous Material or transportation to or from the property controlled by such person or entity of such Hazardous Material.

Additional terms may be defined throughout this Agreement.

Article 2 - GRANT

2.1 License Grant. Licensor hereby grants to Licensee a non-exclusive license in the Territory under the Patent Rights and Know-How, with a right to sublicense, to research, develop, practice, perform, make, use, manufacture, assemble, modify, sell, offer for sale, distribute, import and otherwise exploit the Technology in the Field. Licensee shall have no right to market, sell, license (including any soliciting of licenses) or distribute the Technology or any part thereof outside the Territory.

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2.2 Sublicenses.

(a) Licensee may grant written sublicenses of the license granted it under Section 2.1 (each, a “Sublicense Agreement”); provided, however, that no sublicense granted under this Agreement shall have rights greater than those of Licensee or be valid unless each sublicensee (each a “Sublicensee”) agrees in writing in a Sublicense Agreement:

(i) to exercise its rights under the sublicense in accordance with the applicable terms of this Agreement;

(ii) to maintain records that Licensee would be required to retain under this Agreement and to permit auditors of Licensor to inspect such records on the same basis as such records could be inspected if retained by Licensee;

(iii) to observe all other applicable terms of this Agreement;

(iv) that such Sublicense Agreement shall automatically terminate upon (A) any termination of this Agreement or (B) a Bankruptcy Event affecting Licensee, unless otherwise consented to in writing by Licensor;

(v) that Licensor shall be a third party beneficiary under the applicable Sublicense Agreement and shall have the right to enforce any and all obligations of Licensee under such Sublicense Agreement; and

(vi) that in the event of a Bankruptcy Event, if the Sublicense Agreement is rejected and the Sublicensee does not elect to treat the Sublicense Agreement as terminated, then the Sublicensee shall, at Licensor’s option, enter into a license agreement with Licensor on substantially the same terms and conditions as the applicable Sublicense Agreement.

(b) Licensee unconditionally guarantees the performance of all Sublicensees in accordance with the terms of this Agreement, and Licensee shall be responsible for enforcing the provisions of any Sublicense Agreement to ensure that Sublicensees do not breach the terms of this Agreement.

2.3 Except as specifically set forth in this Agreement, neither party shall acquire any license or other intellectual property interest, by implication or otherwise, in any information disclosed to it under this Agreement or under any Intellectual property controlled by the other party.

Article 3 – PARTIES’ OBLIGATIONS

RELATING TO COMMERCIALIZATION

3.1 Licensee’s Obligations.

(a) Licensee shall use its commercially reasonable and diligent efforts to bring one or more Technology to market in the Territory through an active and diligent program for exploitation of the Patent Rights and Know-How and to continue active, diligent marketing efforts for one or more Technology throughout the Territory during Term. In connection therewith, Licensee shall, at its own cost and expense, use best efforts to:

(i) advertise, market and promote the Technology throughout the Territory;

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(ii) work with Licensor to obtain regulatory approval of the Technology and registration of the Patent Rights in the Territory, provided that Licensor shall bear the costs in connection therewith;

(iii) meet the standards set by Licensor from time to time for displaying, demonstrating and explaining the operation and use of the Technology;

(iv) conduct all business diligently and represent Licensor in a professional manner that brings credit to Licensor and enhances the reputation of Licensor and the Technology;

(v) refrain from making claims or representations concerning the Technology, other than as set forth in the applicable specifications or other materials published by Licensor;

(vi) refrain from discrediting either the Technology or Licensor;

(vii) use only promotional and marketing material relating to Licensor or the Technology that has been approved in writing by Licensor;

(viii) include in all advertising and promotional materials all applicable copyright and trademark notices as Licensor specifies from time to time; and

(ix) consult with Licensor regarding any advertising or trade practice that might affect the good name, trademarks, goodwill or reputation of Licensor or the Technology, and comply with any requests of Licensor with regard to any such practice.

(b) Subject to Section 3.1(a)(ii), Licensee shall bear all costs and risks associated with or arising from or relating to the commercialization of the Technology in the Territory; provided that Licensee shall have the option, but not the obligation, to purchase such equipment of Licensor as designated by Licensee at Licensor’s cost. Licensee shall maintain complete and accurate records of the Technology that are made, used, sold or performed by Licensee under this Agreement. Not later than April 1st of each full calendar year following the Effective Date, Licensee shall furnish Licensor with a summary report on the progress of its efforts during the prior Calendar Year to develop and commercialize the Technology in the Territory, including research and development efforts, efforts to obtain regulatory approval, marketing efforts and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Article 9.

3.2 Licensor’s Obligations. Licensor shall provide pre-commercialization support to Licensee on an “as needed” basis as follows: (i) sales collaterals, (ii) scientific data relating to the Technology and (iii) on-site customer training within the Territory on use of the Technology.

3.3 In the event that either party determines that the other party has not fulfilled its obligations under this Article 3, such party shall furnish the non-performing party with written notice of such determination. Within sixty (60) days after receipt of such notice, the non-performing party shall either (a) fulfill the relevant obligation or (b) negotiate with the notifying party a mutually acceptable schedule of revised obligations; failing which the notifying party shall have the right, immediately upon written notice to non-performing party, to terminate this Agreement.

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Article 4 - PAYMENTS; ROYALTIES AND REPORTS

4.1 License Royalties. In consideration for Licensor’s granting of the license granted under Section 2.1, Licensee shall pay Licensor a perpetual license royalty as follows:

(a) 5% of the per barrel spot price of West Texas Intermediate (averaged over the quarter) for each barrel of oil produced post-processing using the Technology in the Territory by Licensee; and

(b) 5% of the per barrel spot price of West Texas Intermediate (averaged over the quarter) for each barrel of oil produced post-processing using the Technology in the Territory by Sublicensee.

4.2 Reports; Payment of Royalty. During the Term, Licensee shall furnish to Licensor a quarterly written report for the Calendar Quarter showing the number of barrels of heavy oil processed by Licensee and each of its Sublicensees during the reporting period and the royalties payable under this Agreement. Reports shall be due on the thirtieth (30th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Licensee shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

4.3 Audits.

(a) Upon the written request of Licensor and not more than once in each Calendar Year, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Licensee, to have access during normal business hours to such of the records of Licensee as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Licensor only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Licensor.

(b) If such accounting firm correctly identifies a discrepancy made during such period, the appropriate party shall pay the other party the amount of the discrepancy within thirty (30) days of the date Licensor delivers to Licensee such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the parties. The fees charged by such accounting firm shall be paid by Licensor; provided, however, that if such audit uncovers a non-payment or an underpayment of royalties by Licensee to Licensor during the audited period that exceeds five percent (5%) of the total royalties owed, then the fees of such accounting firm shall be paid by Licensee.

(c) Licensor shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee and/or its Related Parties prior to conducting an audit.

4.4 Payment Exchange Rate. All payments to be made by Licensee to Licensor under this Agreement shall be made in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Licensor from time to time. All amounts owing to Licensor stated in a currency other than the United States dollar shall be converted by using GAAP applied at the currency exchange rate shown in The Wall Street Journal on the last day of the applicable Calendar Quarter.

4.5 Taxes. All payments due hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government and which shall be paid by Licensee; provided, however, that any withholding tax required to be withheld by Licensee on royalty payments under the laws of any country in the Territory on behalf of Licensor will be timely paid by Licensee to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of such tax. Any such tax actually withheld may be deducted from royalty payments due to Licensor under this Agreement. If at any time legal restrictions prevent the prompt remittance of part or all of any payments owed by Licensee to Licensor hereunder with respect to any country in the Territory, payment shall be made through any lawful means or methods that may be available, and as Licensee shall reasonably determine is appropriate.

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4.6 Overdue Payments. Any payments to be made by Licensee hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two (2) percentage points above the prime rate of interest as reported in The Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

Article 5- PATENT PROSECUTION

5.1 Filing, Prosecution and Maintenance of Patents. Licensor shall file, prosecute and maintain in the Territory the Patent Rights. Licensor shall give Licensee an opportunity to review the text of any patent application before filing, shall consult with Licensee with respect thereto, and shall supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number. For those patents and patent applications covered in this Section 5.1, Licensor shall keep Licensee advised of the status of the actual and prospective patent filings and, upon request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Licensor shall promptly give notice to Licensee of the grant, lapse, revocation, surrender, invalidation or abandonment of any of the Patent Rights. With respect to all filings hereunder, Licensor shall be responsible for payment of all costs and expenses related to such filings.

5.2 Option of Licensee to Prosecute and Maintain Patents and Patent Applications. Licensor shall give notice to Licensee of any desire to cease prosecution and/or maintenance of Patent Rights on a country by country basis in the Territory and, in such case, shall permit Licensee, in its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense. If Licensee elects to continue prosecution or maintenance, Licensor shall execute such documents and perform such acts at Licensor’s expense as may be reasonably necessary for Licensee to perform such prosecution or maintenance on behalf of and in the name of Licensor.

5.3 Interference, Opposition, Reexamination and Reissue.

(a) Each party shall, within ten (10) days of learning of such event, inform the other party of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to the Patent Rights. Licensee and Licensor shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding.

(b) In connection with any interference, opposition, reissue, or reexamination proceeding relating to the Patent Rights, the parties will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

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(c) Licensor shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to the Patent Rights.

(d) Both parties shall, as soon as practicable after receiving notice of certification of an action, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

Article 6 - PROSECUTION OF INFRINGERS

AND DEFENSE OF PATENT RIGHTS

6.1 Enforcement and Defense.

(a) As soon as practicable, each of Licensor and Licensee shall give the other party notice of (i) any infringement of the Patent Rights, (ii) any claim of invalidity, unenforceability, or non-infringement of the Patent Rights or (iii) any misappropriation or misuse of the Know-How that may come to such party’s attention. Licensee and Licensor shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Licensee and Licensor, to terminate any infringement, or claim of invalidity, unenforceability, or non-infringement, of the Patent Rights or any misappropriation or misuse of the Know-How. However, Licensor, upon notice to Licensee, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Licensor and Licensee, or to control the defense of any declaratory judgment action relating to the Patent Rights or the Know-How. Licensor shall promptly inform Licensee if it elects not to exercise such first right and Licensee shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Licensee and, if necessary, Licensor; provided that Licensee shall not admit the invalidity or fail to defend the validity of any the Patent Right without Licensor’s prior consent which shall not be unreasonably withheld. Each party shall have the right to be represented by counsel of its own choice. In connection with any action, Licensee and Licensor will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(b) In the event that Licensor elects not to initiate and prosecute an action as provided in Section 6.1(a), and Licensee elects to do so, the costs of any agreed-upon course of action, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by Licensor and Licensee; provided, that in the event that Licensee is unable to initiate or prosecute such action solely in its own name, Licensor will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Licensee to initiate litigation to prosecute and maintain such action.

(c) Any recovery obtained by either or both Licensee and Licensor in connection with or as a result of any action contemplated by this Section 6.1, whether by settlement or otherwise, shall be shared in order as follows:

(i) the party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

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(ii) the other party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii) the amount of any recovery remaining shall then be allocated on a 75%/25% basis, with the party that initiated and prosecuted the action receiving 75% of the recovery and the other party receiving 25% of the recovery.

6.2 Effect of Certain Terminations. Notwithstanding anything in this Article 6 to the contrary, in the event of a termination of this Agreement by either party pursuant to Section 8.2 or by Licensor pursuant to Section 8.3, Licensee shall have no rights and Licensor shall have no obligations under this Article 6 with respect to Patent Rights.

Article 7 - INDEMNIFICATION

7.1 By Licensee. Licensee agrees to indemnify, hold harmless and defend Licensor and its officers, directors, shareholders, employees, successors and assigns (collectively, the “Licensor Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims asserted by any Third Party arising out of or relating to (a) personal injury arising from the research, development, manufacture, use, performance, sale or other disposition of any Technology by Licensee or its Related Parties under this Agreement; (b) Licensee’s breach of any of its representations and warranties set forth in Section 11.2; (c) Licensee’s failure to comply with all applicable laws, rules and regulations; or (d) the gross negligence or willful misconduct of any of the Licensee Indemnified Parties, provided that Licensee shall not be required to indemnify, hold harmless or defend any Licensor Indemnified Party against any claim arising out of or related (i) a claim that Licensee’s exercise of the rights granted herein infringe Third Party intellectual property rights, (ii) gross negligence or willful misconduct of a Licensor Indemnified Party, or (iii) failure of any Licensor Indemnified Party to comply with all applicable laws, rules and regulations.

7.2 By Licensor. Licensor agrees to indemnify, hold harmless and defend Licensee and its officers, directors, shareholders, employees, successors and assigns (collectively, the “Licensee Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims asserted by any Third Party arising out of or relating to (a) Licensor’s breach of any of its representations and warranties set forth in Section 11.1; (b) Licensor’s failure to comply with all applicable laws, rules and regulations; (c) a claim that Licensee’s exercise of the rights granted herein infringe Third Party intellectual property rights or (d) the gross negligence or willful misconduct of any of the Licensor Indemnified Parties, provided that Licensor shall not be required to indemnify, hold harmless or defend any Licensee Indemnified Party against any claim arising out of or related to any Licensee Indemnified Party’s (i) gross negligence or willful misconduct, or (ii) failure to comply with all applicable laws, rules and regulations.

7.3 Procedure. If either party is seeking indemnification under Section 7.1 or 7.2 (the “Indemnified Party”), it shall inform the other party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither party shall have the obligation to indemnify the other party in connection with any settlement made without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld or delayed.

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7.4 Insurance. Licensee agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties. Licensee shall continue to maintain such insurance or self-insurance during the Term and thereafter for a period of five (5) years. Licensee shall provide to Licensor, upon request, proof of any such insurance policy maintained by Licensee.

Article 8 - TERMINATION

8.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 8.2 or 8.3, this Agreement shall continue in effect until all of the Patent Rights (including all renewals and extensions thereof) shall have expired as to Licensor under applicable Laws (the “Term”). Upon expiration of this Agreement, Licensee’s license pursuant to Section 2.1 shall terminate as of such expiration date.

8.2 Termination by Licensee without Cause. Notwithstanding anything contained herein to the contrary, Licensee shall have the right to terminate this Agreement at any time in its sole discretion by giving one hundred twenty (120) days’ advance written notice to Licensor. Prior to the effective date of the termination of this Agreement pursuant to this Section 8.2, Licensee shall return or cause to be returned to Licensor all Information in tangible form received from Licensor and all copies thereof.

8.3 Termination for Cause. This Agreement may be terminated at any time during the Term:

(a) upon written notice by either party if the other party is in breach of any material obligation hereunder and has not cured such breach within ninety (90) days after written notice requesting cure of the breach.

(b) either party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party (a “Bankruptcy Event”), provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party subject thereto consents to involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.4 Effect of Expiration or Termination; Survival.

(a) Effect on Licenses.

(i) In the event of termination under Section 8.2 or termination by Licensor pursuant to Section 8.3, Licensee’s license pursuant to Section 2.1 shall terminate as of such termination date.

(ii) In the event of termination by Licensee pursuant to Section 8.3, the license granted pursuant to Section 2.1 shall become a perpetual license, subject to the obligation to pay royalties as set forth in this Section 8.4(a)(i). In the event of such a termination by Licensee, Licensee shall continue to have an obligation to pay Licensor royalties pursuant to and under the terms set forth in Section 4.1.

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(b) Payment Obligations Following Termination. In the event of termination under Section 8.2 or 8.3, each party shall pay all amounts then due and owing as of the effective date of such termination no later than sixty (60) days after the effective date of such termination.

8.5 Survival. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for the Technology sold or otherwise provided prior to such expiration or termination. The provisions of Article 1, Article 7, Article 8, Article 9, Article 11, Article 12 and Article 13 and shall survive any expiration or termination of this Agreement.

Article 9 - CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Confidentiality Obligation. During the Term and thereafter, except as expressly provided below, each of party shall keep in strictest confidence, and shall cause its employees and agents, to keep in strictest confidence, the existence, source, content and substance of all Know-How. Licensee shall not use any Know-How in any way, for its own account or the account of any Third Party, except to the extent reasonably necessary to exercise its rights or perform its obligations hereunder. Neither party shall disclose any Know-How to any party, other than furnishing such Know-How to its employees, consultants, manufacturers, investors, potential acquirers, professional advisers and other Third Parties who are required to have access to the Know-How in connection with the exercise of such party’s rights and performance of its obligations hereunder; provided that such employees, consultants, manufacturers, investors, acquirers, professional advisers and other Third Parties are bound by written agreements or, in the case of professional advisers, ethical duties respecting such Know-How in accordance with the terms of this Article 9.

9.2 Exceptions. Notwithstanding the foregoing, Section 9.1 shall not apply to all or any part of the Know-How that (i) is or becomes publicly known, from no act or failure to act on the part of the party claiming the availability of the exception of this clause (i), (ii) is disclosed to the party claiming the availability of the exception of this clause (ii) by a Third Party as a matter of right and without restriction on disclosure, or (iii) is developed independently by the party claiming the availability of the exception of this clause (iii) without any reliance on or reference to the Know-How.

9.3 Disclosures Required by Law. In the event the disclosure of the Know-How is required by applicable law, judicial or regulatory subpoena or any securities exchange listing agreement to which a party is a party, the party required to make such disclosure must provide the other party with prompt written notice of any such requirement in order to afford such other party time either to seek an appropriate protective order (or other remedy) or a waiver of compliance therewith. If such order or other remedy is not obtained, the party required to make such disclosure shall disclose only that portion of the subject Know-How that in the opinion of counsel to such party is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded the Know-How. The party to make the applicable disclosure shall cooperate reasonably with the other party in all respects in seeking to obtain a protective order or other remedy or otherwise to diligently contest or limit the required disclosure.

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Article 10 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph. Such notices, payments, or other communications shall be effective upon receipt.

In the case of Licensor:	Petrosonic Energy, Inc.
914 Westwood Boulevard, No. 545
Los Angeles, California 90024
Attention: Chief Executive Officer

With a copy to: (which	LKP Global Law, LLP
shall not constitute notice)	1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Attention: Kevin K. Leung, Esq.

In the case of Licensee:	Kuai Le GU, LLC

Attention: Yan Sheng

With a copy to: (which	LKP Global Law, LLP
shall not constitute notice)	1901 Avenue of the Stars, Suite 480
Los Angeles, California 90067
Attention: Kevin K. Leung, Esq.

Article 11 - REPRESENTATIONS AND WARRANTIES; DISCLAIMER

11.1 Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as of the Effective Date that:

(a) to Licensor’s knowledge, the Patent Rights and Know-How exist and are not invalid or unenforceable, in whole or in part;

(b) Licensor is duly organized and validly existing under the laws of the State of Nevada;

(c) Licensor has the full corporate right, power and authority to enter into this Agreement and to grant the license granted under Section 2.1; provided, however, that any Licensor representation or warranty pertaining to the Patent Rights or to the infringement of Third Party Patent Rights is made exclusively by Licensor in Sections 11.1(f) and not this Section 11.1(c);

(d) to Licensor’s knowledge, this Agreement is legally binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Licensor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(e) Licensor has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patent Rights or the Know-How;

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(f) to Licensor’s knowledge, it is the sole and exclusive owner or licensee of the Patent Rights and Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any claim of ownership whatsoever with respect to the Patent Rights and the Know-How;

(g) to Licensor’s knowledge, there are no claims, judgments or settlements against or owed by Licensor and no pending or written threatened claims or litigation relating to the Patent Rights and the Know-How; and

(h) Licensor has disclosed to Licensee all reasonably relevant information regarding the Patent Rights and the Know-How licensed under this Agreement.

11.2 Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that as of the Effective Date:

(a) Licensee has the full right, power and authority to enter into this Agreement;

(b) Licensee is duly organized and validly existing under the laws of the State of Delaware;

(c) to Licensee’s knowledge, this Agreement is legally binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Licensee does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(d) Licensee shall at all time (i) comply with all Laws applicable to its performance pursuant to this Agreement, including, without limitation, the development, manufacture, use, provision, and sale of the Technology in the Territory, and (ii) perform any work required under this Agreement safely and in a manner which shall present no threat of bodily injury or property damage, and shall enforce compliance with the highest standards of safety and accident prevention found in applicable Laws;

(e) Licensee shall ensure that any use of the Technology in the Territory complies with all applicable Environmental Laws, and shall obtain and maintain all licenses, authorizations, certifications and approvals required under any applicable Environmental Law in the Territory in connection with the Technology;

(f) Licensee shall not permit the Release of any Hazardous Material into the environment in the Territory and, in the event of any such Release, shall promptly perform any investigation, study, sampling, testing, cleanup, removal and remedial or other action necessary to remove and clean up any such Hazardous Materials in accordance with the requirements of all applicable Environmental Laws;

(g) Licensee shall advise its Related Parties and Sublicensees that are not Related Parties of any hazard or toxic substance which is present in or may be encountered by them and their Affiliates in using or possessing the Technology, and Licensee shall use its best efforts to minimize the hazard or toxicity thereof; and

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(h) Licensee shall deliver the following notices to Licensor: (i) promptly upon obtaining knowledge of (x) any fact, circumstance, condition or occurrence that could form the basis of an Environmental Claim arising with respect to or against the Technology or Licensee in the Territory or (y) any pending or threatened Environmental Claim arising with respect to or against the Technology or Licensee in the Territory, a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such person or entity has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as Licensee may reasonably request; and (ii) promptly upon their becoming available, copies of all written communications with any government authority relating to any Environmental Law or Environmental Claim arising out of the Technology in the Territory.

11.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

Article 12 – LIMITATION OF LIABILITY

12.1 EXCEPT FOR ANY LIABILITY TO ANY THIRD PARTIES PURSUANT TO Article 7 OR FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL LICENSOR OR LICENSEE OR THEIR, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IF LICENSOR SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY THIRD PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE, BUSINESS, SAVINGS, DATA OR USE INCURRED BY LICENSEE OR ANY THIRD PARTY, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13- MISCELLANEOUS PROVISIONS

13.1 Force Majeure. Neither party shall be held liable to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, such as embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

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13.2 Subcontractors. If subcontractors are employed by Licensee, Licensee shall be fully responsible for their acts and omissions and the acts and omissions of their employees. There shall be no contractual relationship between any such subcontractor and Licensor. Licensee shall indemnify, defend and hold harmless Licensor from and against any and all liability for payment of Licensee’s subcontractors and suppliers, including without limitation, mechanic’s liens.

13.3 Announcements. Neither party shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed, except as otherwise required by law. The foregoing notwithstanding, Licensor shall have the right to make such Announcements without the consent of Licensee in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Licensor shall have given Licensee, at least ten (10) days prior written notice of the proposed text for the purpose of giving Licensee, the opportunity to comment on such text.

13.4 Implied License. No implied licenses are granted pursuant to the terms of this Agreement. No licensed rights shall be created by implication or estoppel.

13.5 Relationship between the Parties. Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint ventures or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion. Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.6 Patent Marking. To the extent commercially feasible, and consistent with prevailing business practices and applicable law, all Technology sold pursuant to this Agreement will be marked with the number of each issued patent that applies to such Technology.

13.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the patent laws of the United States, without reference to any rules of conflict of laws, provided that any dispute relating to the scope, validity, enforceability, infringement or misuse of any Patent Rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Right originates.

13.8 Entire Agreement; Amendments. The parties acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties. Any other express or implied agreements and understandings, either oral or written, are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of the parties.

13.9 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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13.10 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

13.11 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. The waiver by either party of any right hereunder, or of any failure of the other party to perform, or of any breach by the other party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other party, whether of a similar nature or otherwise.

13.12 Assignment/ Change of Control. Except as provided in this Section 13.12, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either party without the consent of the other party. Either party may, without the other party’s consent, assign this Agreement and its rights and obligations hereunder (except as specified below) in connection with a Change of Control. In the event of such Change of Control, such party will promptly (but in no event later than five (5) days thereafter) notify the other party of such Change of Control. Any assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 13.12 shall be void. Subject to the foregoing, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties. A “Change of Control” of a party shall be deemed to occur if such party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such party’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such party.

13.13 Interpretation. Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”

13.14 Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15 Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Remainder of page intentionally blank; Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the Effective Date.

Licensor:

Petrosonic Energy, Inc.

a Nevada corporation

By:	/s/ Art Agolli
Name:	Art Agolli
Title:	Chief Executive Officer

Licensee:

Kuai Le GU, LLC

a Delaware limited liability company

By:	/s/ Yan Sheng
Name:	Yan Sheng
Title:	Member, Board of Managers

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EXHIBIT A

Patent Rights

Patents

Patent No.	Title	Inventors

Patent Applications

Serial No.	Title	Inventors